ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated June 11, 2014

ETRACS is pleased to announce a new exchange-traded product: the ETRACS Wells Fargo® MLP Ex-Energy ETN (NYSE: FMLP). FMLP is linked to the performance of the Wells Fargo® Master Limited Partnership Ex-Energy Index (the “Index”).

FMLP Profile

Underlying Index:	Wells Fargo® Master Limited Partnership Ex-Energy
Index

Index Yield*:	7.69%

Income Potential:	Variable monthly coupon linked to the cash distributions, if any, of the Index constituents, less investor fees

* The Index Yield is calculated as of June 6, 2014 by the sponsor of the Index, Wells Fargo Securities, LLC. Unlike the ETN’s variable monthly coupon, the Index Yield does not reflect investor fees. Investors are not guaranteed any coupon or distribution amount under the ETN.

FMLP Offers Investors:

—	Significant income potential in the form of a variable monthly coupon linked to the cash distributions, if any, on the Index constituents, less investor fees.

—	Exposure to an index comprised of publicly traded companies receiving partnership taxation treatment that derive a majority of their income from non-energy related activities.

—	Convenience of an exchange-traded security.

More information ▶ Factsheet ▶ Prospectus Supplement Contact Tel +1-877-387 2275 etracs@ubs.com

About the Wells Fargo® Master Limited Partnership Ex-Energy Index

The Wells Fargo® Master Limited Partnership Ex-Energy Index is intended to measure the performance of all non-energy master limited partnerships (“MLPs”) listed on the New York Stock Exchange (“NYSE”), NYSE MKT or NASDAQ that satisfy market capitalization and other eligibility requirements. The Index is a modified market capitalization-weighted index of master limited partnerships (MLPs) that do not have an energy focus and that have a market capitalization of at least $100 million at the time of inclusion. The capitalization weighting methodology is referred to as modified because it includes a 10% weighting limit under which the MLP classes of a particular issuer may not exceed 10% of the total capitalization of the Index. Wells Fargo Securities, LLC began publishing data on the Index on April 1, 2014.

Top 10 Index Constituents

Name	Ticker	% Weight
KKR & Co LP	KKR	10.91%
Blackstone Group LP	BX	10.64%
Icahn Enterprises LP	IEP	10.55%
Lazard Ltd	LAZ	10.27%
Carlyle Group LP	CG	9.89%
Och-Ziff Capital Management Group LLC	OZM	9.32%
Oaktree Capital Group LLC	OAK	9.11%
Apollo Global Management LLC	APO	9.03%
Fortress Investment Group LLC	FIG	5.03%
Cedar Fair LP	FUN	4.54%

Source: Source: Wells Fargo Securities, LLC, as of 06/06/14

To find out more, click on the links to the right or email ETRACS with your questions.

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs in which you are interested.

www.etracs.com

This material is issued by UBS AG and/or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable product supplement and pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

Intended for recipient only and not for further distribution without the consent of UBS.

Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index, Wells Fargo® Master Limited Partnership Index and Wells Fargo® Master Limited Partnership Ex-Energy Index are trademarks of Wells Fargo® & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo Master Limited Partnership Index and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or Wells Fargo® Master Limited Partnership Ex-Energy Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or Wells Fargo® Master Limited Partnership Ex-Energy Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index, Wells Fargo® Master Limited Partnership Ex-Energy Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or Wells Fargo® Master Limited Partnership Ex-Energy Index.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, ETRACS WELLS FARGO MLP INDEX, ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, WELLS FARGO MASTER LIMITED PARTNERSHIP EX-ENERGY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2014. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.

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